As filed with the Securities and Exchange Commission on July 1, 1997
                                                 Registration No. 333-28037
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                           GOLDEN STATE BANCORP INC.
            (Exact name of registrant as specified in its charter)

          Delaware                           6712               To Be Applied for
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification No.)

                           414 North Central Avenue
                          Glendale, California 91203
                                (818) 500-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN E. HAYNES
                           Golden State Bancorp Inc.
                           414 North Central Avenue
                          Glendale, California 91203
                                (818) 500-2175
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPY TO:

                            JAMES R. WALTHER, ESQ.
                             Mayer, Brown & Platt
                            350 South Grand Avenue
                      Los Angeles, California 90071-1503
                                (213) 229-9597

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Reorganization described herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 562(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------

                               10,863,093 SHARES

                           GOLDEN STATE BANCORP INC.

                                 COMMON STOCK
                                 ------------

     This Prospectus relates to shares of the common stock, par value $1.00 per share (the "Company Common Stock"), of Golden State Bancorp Inc. (the "Company") that may be issued from time to time upon (i) exercise of the common stock purchase warrants described herein (the "Seven-Year Warrants") that were originally issued by Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") and (ii) conversion of the 7 3/4% Convertible Subordinated Debentures due 2001 described herein (the "GLENFED Debentures") that were originally issued by GLENFED, Inc., the former holding company for Glendale Federal. The Company was incorporated under Delaware law by Glendale Federal for the purpose of becoming the holding company of Glendale Federal pursuant to the holding company formation transaction (the "Reorganization") described herein. Upon completion of the Reorganization, the Seven-Year Warrants became exercisable for, and the GLENFED Debentures became convertible into, Company Common Stock, rather than common stock of Glendale Federal, in accordance with their respective original terms, without adjustment.

     The Seven-Year Warrants entitle the holders thereof to purchase Company Common Stock at an exercise price of $12.00 per share, subject to possible adjustment in certain circumstances. The Seven-Year Warrants will expire, to the extent not theretofore exercised, on August 21, 2000, and may not be exercised after that date.

     The GLENFED Debentures are convertible into Company Common Stock at the option of the holders thereof at a conversion price of $706.25, or 1.416 shares of Company Common Stock for each $1,000 of principal amount thereof. Such conversion privilege may be exercised at any time prior to the March 15, 2001 stated maturity of the GLENFED Debentures.

     The Company Common Stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "GSB".


     This Prospectus does not cover any resales of Company Common Stock received upon exercise of the Seven-Year Warrants or conversion of the GLENFED Debentures. No person is authorized to make any use of this Prospectus in connection with any such resale or in connection with any other transaction or the offer or sale of any other securities.

                                 -------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------


     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 -------------

                 The date of this Prospectus is July __, 1997.

                             AVAILABLE INFORMATION

     The Company and Glendale Federal are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "SEC") and the Office of Thrift Supervision (the "OTS"), respectively. Such reports and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site accessible to the public by computer on the World Wide Web, at http://www.sec.gov, which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Such reports and other information filed by Glendale Federal may be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS Western Region Office, One Montgomery Street, San Francisco, California 94120.

     Glendale Federal's Common Stock was traded on the New York Stock Exchange (the "NYSE") and the Pacific Exchange prior to the completion of the Reorganization described herein, and the Common Stock of the Company, as Glendale Federal's successor pursuant to such Reorganization, is now traded on such exchanges. Reports and other information concerning Glendale Federal and the Company may also be inspected at the NYSE located at 11 Wall Street, New York, New York 10006 and at the Pacific Exchange located at 301 Pine Street, San Francisco, California 94104.

     The Company has filed a Registration Statement with the SEC on Form S-3 (including the exhibits and any amendments thereto, the "Registration Statement") covering the shares of Company Common Stock issuable upon exercise of the Seven-Year Warrants and conversion of the GLENFED Debentures referred to herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied at prescribed rates at the above-described offices of the SEC, by mail as described above or through the SEC World Wide Web site described above. In addition, the Company will promptly provide copies of these documents without charge upon receipt of a written or oral request made to the Company at 700 North Brand Boulevard, Glendale, California 91203, Attention: Corporate Relations, telephone
(818) 500-2723, facsimile (818) 409-3296.

                           -------------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR GLENDALE FEDERAL. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR GLENDALE FEDERAL SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          INCORPORATION BY REFERENCE

     The Company, as the successor to Glendale Federal, hereby incorporates by reference the following documents filed by Glendale Federal pursuant to the Exchange Act with the OTS under OTS Docket No. 3088 (each of which documents is filed as an exhibit to the Registration Statement):

          (a)  Annual Report on Form 10-K for the fiscal year ended June 30,
               1996;

          (b) Current Reports on Form 10-Q for the fiscal quarters ended September 30, and December 31, 1996 and for the fiscal quarter ended March 31, 1997;

          (c) Proxy Statement, dated September 20, 1996, for Annual Meeting of Stockholders held on October 22, 1996; and

          (d) Proxy Statement, dated June 24, 1997, for Glendale Federal Special Meeting of Stockholders relating to the Reorganization to be held on July 23, 1997.

     All documents filed by Glendale Federal pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and Section 563d.1 of the rules and regulations of the OTS and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the effectiveness of the Registration Statement, shall be deemed to be incorporated herein by this reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other such subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request made to the Company by mail at 700 North Brand Boulevard, Glendale, California 91203,
Attention: Corporate Relations, by telephone at (818) 500-2723 or by facsimile at (818) 409-3296. In addition, the documents incorporated herein by reference that are filed by Glendale Federal may be inspected without charge at the public reference facilities of the OTS referred to under "Available Information" above and copies of such documents may be obtained from the OTS at prescribed rates. The documents incorporated herein by reference that are filed by the Company may be inspected and copied or obtained by mail from the public reference facilities and the World Wide Web site maintained by the SEC referred to under "Available Information" above.

                                  THE COMPANY

     Golden State Bancorp Inc. (the "Company") was incorporated under Delaware law on June 9, 1997 by Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") for the purpose of becoming the holding company for Glendale Federal pursuant to the holding company formation transaction (the "Reorganization") described herein. Upon completion of the Reorganization, Glendale Federal became a wholly-owned savings bank subsidiary of the Company. The Company conducted no business, and had no significant assets or liabilities, prior to the completion of the Reorganization.

     Glendale Federal is a federally chartered savings bank and is one of the largest savings institutions in the United States, with total assets of $15.4 billion at March 31, 1997. Glendale Federal's business consists primarily of attracting deposits from the general public and using such deposits, together with the proceeds of borrowings and its stockholders' equity, to originate and purchase loans, including residential real estate loans as well as business and consumer banking loans and other products. Glendale Federal is headquartered in Glendale, California and, at the date hereof, operated 165 banking offices and 25 loan offices located throughout the State of California.


                                USE OF PROCEEDS

     The net proceeds received by the Company from sales of Company Common Stock to holders of the Seven-Year Warrants upon exercise thereof will be used by the Company for its general corporate purposes. The Company will not receive any proceeds upon the conversion of GLENFED Debentures.


                              THE REORGANIZATION

     The Company became the holding company for Glendale Federal pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of May 28, 1997, entered into among Glendale Federal, the Company and Glendale Interim Federal Savings Bank ("Interim"). Interim was chartered as an interim (non-operating) federal savings bank for the sole purpose of effecting the Reorganization through the merger of Interim with and into Glendale Federal (the "Merger"), with Glendale Federal being the surviving institution.

     At the effective time of the Merger (the "Effective Time"), the following stock exchanges and issuances took place: (i) all outstanding shares of common stock, par value $1.00 per share, of Glendale Federal (the "Glendale Federal Common Stock") not held by a subsidiary of Glendale Federal were exchanged on a one-for-one basis for shares of Company Common Stock; (ii) the warrants to purchase shares of Glendale Federal Common Stock previously issued by Glendale Federal pursuant to the Warrant Agreement by and between Glendale Federal and Chemical Trust Company of California, dated as of February 23, 1993 (the "Five-Year Warrants"), became exercisable, in accordance with their terms and without the necessity of any exchange by the holders thereof, solely to receive the number of shares of Company Common Stock that equals the number of shares of Glendale Federal Common Stock for which the Five-Year Warrants were exercisable immediately prior to the Effective Time; (iii) the Seven-Year Warrants became exercisable, in accordance with their terms and without the necessity of any exchange by the holders thereof, solely to purchase the number of shares of Company Common Stock that equals the number of shares of Glendale Federal Common Stock for which the Seven-Year Warrants were exercisable immediately prior to the Effective Time; (iv) the shares of Noncumulative Preferred Stock, Series E, par value $1.00 per share, of Glendale Federal were exchanged on a one-for-one basis for shares of Noncumulative Convertible Preferred Stock, Series A, par value $1.00 per share, of the Company (the "Company Preferred Stock"), having substantially the same rights, preferences, privileges and other terms as the Glendale Federal Preferred Stock; (v) the shares of common stock of Interim outstanding were exchanged for shares of Glendale Federal Common Stock and shares of a new series of Noncumulative Preferred Stock, Series 1997-A, par value $1.00 per share, having substantially the same rights, preferences, privileges and other terms as the Glendale Federal Preferred Stock; and (vi) the GLENFED Debentures became convertible, in accordance with their terms and without the necessity of any exchange by the holders thereof, solely into Company Common Stock. Stock options granted under Glendale Federal's existing stock option plan for employees and directors also became exercisable solely for Company Common Stock. The shares of Company Common Stock initially held by Glendale Federal were canceled in the Merger.

  EFFECT OF REORGANIZATION ON SEVEN-YEAR WARRANTS AND GLENFED DEBENTURES

     As a result of the Reorganization (i) the Seven-Year Warrants entitle the holders thereof solely to purchase the number of shares of Company Common Stock that equals the number of shares of Glendale Federal Common Stock for which the Seven-Year Warrants were exercisable immediately prior to the Effective Time, and on the same terms and conditions and at the same exercise price, and (ii) the Company assumed all of Glendale Federal's obligations with respect to the Seven-Year Warrants.

     New warrant certificates were not issued in exchange for the certificates representing the Seven-Year Warrants that were outstanding immediately prior to the Effective Time. Chase Mellon Shareholder Services, L.L.C., 400 South Hope Street, 4th Floor, Los Angeles, California 90071 was the principal Transfer Agent and Registrar for the Glendale Federal Common Stock and the Warrant Agent with respect to the Seven-Year Warrants. It will act in the same capacities for the Company Common Stock and will continue as the Warrant Agent for the Seven-Year Warrants.

     Effective as of the Effective Time of the Reorganization, the GLENFED Debentures became convertible solely into Company Common Stock, at the same conversion price at which they were convertible into Glendale Federal Common Stock immediately prior to the Effective Time, and on the same terms and conditions. The Company, however, did not assume any of the payment or other obligations of the issuer of the GLENFED Debentures. New certificates were not issued in exchange for the certificates representing the GLENFED Debentures that were outstanding immediately prior to the Effective Time.


             MARKET FOR COMPANY COMMON STOCK, SEVEN-YEAR WARRANTS
                            AND GLENFED DEBENTURES

     Glendale Federal Common Stock was listed on the NYSE and the Pacific Exchange. The Company Common Stock issued in exchange therefor in connection with the Reorganization, including Shares issuable thereafter upon exercise of the Seven-Year Warrants, is also approved for such listing by the NYSE and the Pacific Exchange under the trading symbol of "GSB". The Seven-Year Warrants will similarly continue to be quoted on the Nasdaq Small Capitalization Market under the trading symbol "GSBNW."

     The GLENFED Debentures are not listed or traded on any exchange or regular interdealer quotation system of which the Company is aware.


                      DESCRIPTION OF SEVEN-YEAR WARRANTS

     The Seven-Year Warrants were issued under that certain Warrant Agreement, dated as of August 15, 1993, originally entered into between Glendale Federal and Chemical Trust Company of California ("Chemical"), as Warrant Agent. ChaseMellon Shareholder Services, L.L.C. has succeeded to Chemical's position as such Warrant Agent. Each Seven-Year Warrant entitled the holder thereof to purchase one share of Glendale Federal Common Stock for a purchase price of $12.00 per share payable in cash (the "Exercise Price"), subject to adjustment as described below. At the Effective Time of the Reorganization, each of the unexercised Seven-Year Warrants then issued and outstanding became, in accordance with the original terms of the Seven-Year Warrants, automatically by operation of law and without necessity of any exchange by the holder thereof, a warrant to purchase the number of shares of Company Common Stock that equals the number of shares of Glendale Federal Common Stock for which such Seven-Year Warrant was exercisable immediately prior to the Effective Time, on the same terms and conditions and at the same exercise price, and the Company assumed all of Glendale Federal's obligations with respect to such Seven-Year Warrants.

     Each Seven-Year Warrant became exercisable on August 21, 1994 and will expire on August 21, 2000. No adjustment will be made for any cash dividends paid on shares of Company Common Stock issuable upon exercise of the Seven-Year Warrants. The Seven-Year Warrants may be exercised only for whole shares of Company Common Stock.

     The number of shares of Company Common Stock or other securities issuable upon exercise of each Seven-Year Warrant and the Exercise Price are subject to adjustment upon the issuance of a stock dividend to holders of Company Common Stock, or a combination, subdivision or reclassification of Company Common Stock. The Exercise Price is subject to adjustment upon the distribution by the Company to the holders of Company Common Stock generally of certain rights to subscribe for Company Common Stock at less than current market value, but the number of shares of Company Common Stock or other securities issuable upon exercise of each Seven-Year Warrant will not be adjusted proportionately. No adjustment in the Exercise Price or the number of shares of Company Common Stock issuable upon the exercise of Seven-Year Warrants of less than 1% will be required to be made; provided, that any such adjustment not made must be carried forward and taken into account in any subsequent adjustment determination until cumulative adjustments reach 1%.

     Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Seven-Year Warrant shall continue to have the right to exercise the Seven-Year Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of shares of Company Common Stock for which such Seven-Year Warrants were exercisable immediately prior thereto.

     The Warrant Agreement for the Seven-Year Warrants may be amended or supplemented without the consent of the registered holders of the Seven-Year Warrants to effect changes that are not inconsistent with the provisions of the Seven-Year Warrants and that do not adversely affect the interests of the holders of the Seven-Year Warrants. The Warrant Agreement for the Seven-Year Warrants may also be amended with the consent of the holders of more than 50% in number of the Seven-Year Warrants then outstanding; provided, that no such amendment may modify the terms on which the Seven-Year Warrants are exercisable or change the percentage of holders of Seven-Year Warrants who must consent to such amendments.

     No holder of Seven-Year Warrants is entitled to vote or receive dividends or to be deemed for any purpose to be a holder of Company Common Stock or any other securities of the Company that may at any time be issuable upon the exercise of the Seven-Year Warrants until the Seven-Year Warrants are properly exercised as provided in the Warrant Agreement.

                       DESCRIPTION OF GLENFED DEBENTURES

     The GLENFED Debentures are subordinated, unsecured obligations of Glendale Investment Corporation, a wholly-owned subsidiary of Glendale Federal, that are currently outstanding in the aggregate principal amount of $10.5 million, bear interest at 7.75% per annum, mature on March 15, 2001 and are redeemable at the option of Glendale Investment Corporation at 100% of their principal amount. The GLENFED Debentures were originally issued by GLENFED Inc., the former holding company for Glendale Federal, pursuant to an Indenture, dated as of March 15, 1986, entered into between GLENFED Inc. and Manufacturers Hanover Trust Company, as Trustee. ChaseMellon Shareholder Services, L.L.C. has succeeded to the position of Manufacturers Hanover Trust Company as such Trustee. The GLENFED Debentures became obligations solely of Glendale Investment Corporation as a result of the merger of GLENFED Inc. with and into Glendale Investment Corporation in connection with the recapitalization of Glendale Federal completed in August 1993.

     Immediately prior to the Effective Time of the Reorganization described herein, the GLENFED Debentures were convertible into shares of Glendale Federal Common Stock at the conversion price of $706.25 per share, or 1.416 shares of Glendale Federal Common Stock for each $1,000 of principal amount thereof. Upon completion of the Reorganization the GLENFED Debentures became convertible solely into shares of Company Common Stock at such conversion price and number of shares per $1,000 principal amount thereof. The conversion price of the GLENFED Debentures will, in accordance with their original terms, remain subject to adjustment in certain events relating to the Company.

                      DESCRIPTION OF COMPANY COMMON STOCK

     Each share of Company Common Stock has the same relative rights as, and is identical in all respects with, each other share of Company Common Stock. Each share of Company Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote, except that stockholders of the Company are entitled, upon compliance with applicable requirements, to cumulate their votes in the election of directors. Subject to the rights of the holders of the Company Preferred Stock, or any other preferred stock that may hereafter be issued by the Company, the holders of Company Common Stock are entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

     Holders of shares of Company Common Stock are not entitled to preemptive rights with respect to any shares which may be issued. The Company Common Stock is not subject to call or redemption and, upon receipt by the Company of the full purchase price therefor, each share of Company Common Stock will be fully paid and non-assessable.

     In the event of any liquidation or dissolution of the Company, the holders of the Company Common Stock will be entitled to receive all assets of the Company remaining available for distribution, after payment or provision for payment of all debts and liabilities of the Company, except to the extent that the holders of Company Preferred Stock, or any other preferred stock that may hereafter be issued by the Company, then have a priority over the holders of Company Common Stock in the event of liquidation or dissolution.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general summary of the material United States federal income tax consequences of the Reorganization to holders of the Seven-Year Warrants and the GLENFED Debentures, and of certain additional tax consequence resulting from the sale, disposition, exercise or expiration of the Seven-Year Warrants and from the conversion (if any) of GLENFED Debentures, is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect, which changes could affect the tax consequences described herein. The summary is based on the opinion of Mayer, Brown & Platt, counsel to the Company. The summary only applies to persons who hold Seven-Year Warrants and GLENFED Debentures as capital assets and does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, investment companies or foreign taxpayers. In addition, this summary does not address all of the consequences of ownership of the Company Common Stock, the Seven-Year Warrants or the GLENFED Debentures. Holders should be aware that the views expressed herein are not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will not assert contrary positions. No rulings have been sought from the IRS with respect to the Reorganization or other matters addressed herein and it is not currently expected that such rulings will be sought.

THE REORGANIZATION

     Effect on Certain Holders of Seven-Year Warrants.  Following the
     ------------------------------------------------
Reorganization of Glendale Federal, the holders of Seven-Year Warrants were entitled, pursuant to the original terms of the Seven-Year Warrants, to receive Company Common Stock rather than Glendale Federal Common Stock upon any exercise of such Warrants. For U.S. federal income tax purposes, with respect to holders of Seven-Year Warrants who acquired their Seven-Year Warrants prior to the Reorganization, this alteration of rights (an "Alteration") will be deemed to constitute a current taxable exchange of "old" Seven-Year Warrants for "new" Seven-Year Warrants, if such Alteration constitutes a modification of terms which results in "new" Seven-Year Warrants that differ materially, either in kind or extent, from the "old" Seven-Year Warrants.

     The law is unclear as to whether an Alteration with respect to the Seven-Year Warrants would be treated as a taxable exchange and there is no direct authority addressing the issue. The principles of Treasury regulations which address the circumstances in which an alteration of the terms of a debt instrument constitutes a taxable exchange may provide some guidance as to whether the Alteration constitutes a taxable exchange. Although those regulations could imply that the Alteration would be treated as a taxable exchange, those regulations specifically, by their terms, do not apply to non-debt instruments such as the Seven-Year Warrants. Prior precedents involving executory rights, which may be more relevant than the principles of these debt modification regulations, suggest that the fruition of executory rights present in the original terms of instruments like the Seven-Year Warrants may not cause a taxable exchange. Such argument appears most compelling where, as in the present case, the right is nonelective as to the holder of the instrument, arises automatically on account of the occurrence of an independently significant event outside the control of the holder and results in holders having immediately after the event substantially the same economic rights (i.e., rights to become equity owners of essentially the same economic value). However, the promulgation of the aforementioned Treasury regulations regarding the modification of debt instruments raises doubt regarding the extent to which these precedents continue to constitute authority for the view that the Alteration does not constitute a taxable exchange and Mayer, Brown & Platt has advised the Company that they are not able to render an opinion on the issue. Holders of Seven-Year Warrants should be aware that the IRS could on that basis (as well as on the basis of other precedents) assert, and a court could sustain the assertion, that the Alteration constitutes a taxable exchange.

     If a taxable exchange of Seven-Year Warrants were deemed to occur, a holder of a Seven-Year Warrant who acquired such Seven Year Warrant prior to the Effective Time would be required to recognize capital gain or loss at the Effective Time equal to the difference between the fair market value of the "new" Seven-Year Warrant and the holder's adjusted tax basis in the corresponding "old" Seven-Year Warrant. If a holder of a Seven-Year Warrant were required to treat the Alteration as a taxable exchange, the holder would treat the "new" Seven-Year Warrant as having a tax basis equal to the fair market value of such "new" Seven-Year Warrant and as having a holding period beginning at the Effective Time. If the Alteration were not treated as a taxable exchange, a holder of a Seven-Year Warrant would incur no federal income tax consequences as a result of the Alteration and would have the same adjusted tax basis and holding period in a Seven-Year Warrant following the Alteration as it had immediately before the Alteration.

     Holders of Seven-Year Warrants should note that they may avoid the uncertainties discussed above as to whether the Alteration constitutes a taxable exchange by exercising their Seven-Year Warrants and receiving Glendale Federal Common Stock prior to the Reorganization and then, pursuant to the Reorganization, receiving Company Common Stock. In such case, the exercise of a Seven-Year Warrant and the exchange in the Reorganization of the Glendale Federal Common Stock received upon such exercise for Company Common Stock would be tax-free transactions for U.S. federal income tax purposes.

     Effect on Certain Holders of GLENFED Debentures. Pursuant to the provisions
     -----------------------------------------------
of Treasury regulations (referred to above) addressing the circumstances in which an alteration of the terms of a debt instrument constitutes a taxable exchange, a holder of GLENFED Debentures should not incur any federal income tax consequences as a result of the Reorganization, and accordingly should have the same adjusted tax basis and holding period in GLENFED Debentures following the Reorganization as the holder had immediately before the Reorganization.

CERTAIN CONSEQUENCES UNRELATED TO THE REORGANIZATION OF SALE, DISPOSITION, EXERCISE OR EXPIRATION OF SEVEN-YEAR WARRANTS

     In general, upon a sale or other disposition of a Seven-Year Warrant, a holder will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's tax basis in the Seven-Year Warrant. In general, such gain or loss will be capital gain or loss if the Company Common Stock into which the Seven-Year Warrant is exercisable would be a capital asset in the hands of the holder and will be a long-term capital gain or loss if the holder's holding period in the Seven-Year Warrant is greater than one year at the time of the sale or other disposition.

     A holder would not recognize gain or loss on the exercise of a Seven-Year Warrant. A holder's tax basis in the Company Common Stock received on the exercise of a Seven-Year Warrant would be equal to the sum of (i) the holder's tax basis in the Seven-Year Warrant exercised and (ii) the exercise price paid. The holding period of the Company Common Stock received on the exercise of a Seven-Year Warrant would begin on the date of exercise.

     If a holder's Seven-Year Warrant expires without being exercised, the holder will recognize a loss equal to its tax basis in the expired Seven-Year Warrant. In general, such loss would be a long-term capital loss if the Company Common Stock issuable on exercise of the Seven-Year Warrant would be a capital asset in the hands of the holder and the holder's holding period for such expired Seven-Year Warrant was greater than one year at the time of the expiration.

CERTAIN CONSEQUENCES UNRELATED TO THE REORGANIZATION OF CONVERSION OF GLENFED DEBENTURES INTO COMPANY COMMON STOCK

     Upon the conversion (if any) of GLENFED Debentures into Company Common Stock, the holder of such GLENFED Debentures would recognize gain or loss measured by the difference between the fair market value of the Company Common Stock received on conversion (less the amount, if any, that is properly treated as a payment of interest) and the holder's tax basis in such GLENFED Debentures. Such gain or loss would constitute capital gain or loss and would be long-term capital gain or loss if the holder's holding period in the GLENFED Debentures is greater than one year at the time of the conversion. Any amount received on the conversion that is properly treated as interest would be taxable as ordinary interest income in accordance with the holder's method of accounting. Upon any such conversion, the holder would take a tax basis in the Company Common Stock received equal to such fair market value at the time of the conversion, and would begin its holding period in such Company Common Stock at the time of the conversion.

     EACH HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION AND THE OWNERSHIP OF SEVEN -YEAR WARRANTS AND/OR GLENFED DEBENTURES TO SUCH HOLDER.


                                LEGAL OPINIONS

     The legality of the Company Common Stock issuable upon exercise of the Seven-Year Warrants or conversion of the GLENFED Debentures has been passed upon for the Company by Mayer, Brown & Platt, Los Angeles, California.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 545.121 of the Rules and Regulations of the OTS authorizes Glendale Federal to indemnify its officers, directors and employees in accordance with certain requirements specified in such rules and regulations and subject to prior OTS review. The officers and directors of Glendale Federal are covered by directors' and officers' insurance insuring them against liability they may incur in their capacities as such, subject to Section 545.121 of the Rules and Regulations of the OTS.

     Article FOURTEENTH of the Company's Certificate of Incorporation and
Article XII of the Company's Bylaws provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him or her in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 * 2.1 Agreement and Plan of Reorganization, dated as of May 28, 1997, by and among Golden State Bancorp Inc., Glendale Federal Bank, Federal
          Savings Bank, and Glendale Interim Federal Savings Bank, a federal savings bank (in organization).

 *   5.1  Opinion of Mayer, Brown & Platt re Legality.

     8.1  Opinion of Mayer, Brown & Platt re Tax Matters.

 *  23.1  Consent of Independent Auditors.

 *  23.2  Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1).

 *  24.1  Power of Attorney (included on signature page to this Registration
          Statement).

 *  99.1  Glendale Federal Annual Report on Form 10-K for the fiscal year ended
          June 30, 1996.

 *  99.2  Glendale Federal Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1996.

 *  99.3  Glendale Federal Quarterly Report on Form 10-Q for the quarter ended
          December 31, 1996.

 *  99.4  Glendale Federal Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1997.

 *  99.5  Proxy Statement, dated September 20, 1996, for Glendale Federal Annual
          Meeting of Stockholders held on October 22, 1996.

 *  99.6  Proxy Statement, dated June __, 1997, for Glendale Federal Special
          Meeting of Stockholders to be held on July 23, 1997.

     * Previously filed as an exhibit to the Company's Registration Statement filed on Form S-3 with the SEC on May 29, 1997 (Registration No. 333-28037).

ITEM 22.  UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Golden State Bancorp Inc., a Delaware corporation, has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 1st day of July, 1997.

                             GOLDEN STATE BANCORP INC.



                             By:  /s/ Richard A. Fink
                                  ---------------------------------------------
                                  Richard A. Fink
                                  Vice Chairman





     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                        Title                      Date
      ---------                        -----                      ----
Stephen J. Trafton  *        Chairman of the Board,            July 1, 1997
------------------------     Chief Executive Officer,
Stephen J. Trafton           President, and Director


/s/ John E. Haynes           Chief Financial Officer           July 1, 1997
------------------------
John E. Haynes


Gregory L. Hendry  *         Senior Vice President             July 1, 1997
------------------------     Glendale Federal Bank,
Gregory L. Hendry            Federal Savings Bank
                             (Chief Accounting Officer)


                             Director
------------------------
Diane C. Creel


Richard H. Daniel  *         Director                          July 1, 1997
------------------------
Richard H. Daniel


Brian P. Dempsey  *          Director                          July 1, 1997
------------------------
Brian P. Dempsey


Richard A. Fink  *           Vice Chairman and Director        July 1, 1997
------------------------
Richard A. Fink


John F. King  *              Director                          July 1, 1997
---------------------
John F. King


      Signature                    Title                          Date
      ---------                    -----                          ----
John F. Kooken  *            Director                           July 1, 1997
------------------------
John F. Kooken

                             Director
------------------------
Orin S. Kramer


Gilbert R. Vasquez  *        Director                           July 1, 1997
------------------------
Gilbert R. Vasquez


     *  By:  /s/ Richard A. Fink
            ---------------------------------
            Richard A. Fink, Attorney-in-Fact

                                                                    Sequentially
Exhibit                                                               Numbered
 Number                        Description                              Page
-------                        -----------                          ------------
   8.1    Opinion of Mayer, Brown & Platt re Tax Matters

  23.2    Consents of Mayer, Brown & Platt (included in Exhibits
          5.1 and 8.1)
